EXHIBIT 2

COMMENTS BY AUDITORS FOR UNITED STATES READERS
ON DIFFERENCES BETWEEN CANADIAN AND UNITED STATES REPORTING STANDARDS

In the United States of America, reporting standards for auditors also require the addition of an explanatory paragraph (following the opinion paragraph) outlining changes in accounting principles that have been implemented in the financial statements and/or when there are changes in accounting principles that have a material effect on comparability of Enerplus Resources Fund’s financial statements. As discussed in Note 1 to the consolidated financial statements, the Fund changed its method of accounting for stock-based compensation to conform to the new Canadian Institute of Chartered Accountants Handbook recommendations Section 3870.  Our report to the unitholders of the Fund dated March 5, 2004 is expressed in accordance with Canadian reporting standards, which do not require a reference to such changes in accounting principles in the auditors’ report when the changes are properly accounted for and adequately disclosed in the financial statements.

/s/ Deloitte & Touche LLP
Chartered Accountants
Calgary, Alberta, Canada

March 5, 2004